Exhibit 99.1

Dave Announces Second Quarter 2023 Results

Q2 GAAP Revenue up 34% Year Over Year to $61.2 Million; Q2 Non-GAAP Variable Profit up 78%

Q2 Net Loss Improves by 17% Year Over Year; Adj. EBITDA Loss Improves 54% to $13.1 Million

Raising Non-GAAP Variable Profit Margin Outlook to 47% - 51%; Reiterating 2023 Non-GAAP

Operating Revenue and Adjusted EBITDA Guidance

LOS ANGELES, CA – August 8, 2023 – Dave Inc. (the “Company”) (Nasdaq: DAVE), one of the nation’s leading neobanks, today reported its financial results for the second quarter ended June 30, 2023.

“We continued to execute on our objectives and delivered another strong quarter,” said Jason Wilk, Founder & Chief Executive Officer of Dave. “We generated solid revenue growth, sustained improvement to variable margin, and made progress against our strategy to deepen customer relationships as Dave Card debit spend and transactions per MTM both reached all-time highs. Q2 was our fourth consecutive quarter of greater than 30% year over year revenue growth, despite reducing marketing spend by 28%.”

“Demand for our products remains strong, and we continue to deliver more member value through ongoing product development while improving on our already robust unit economics. These trends support our conviction in turning Adjusted EBITDA profitable in 2024, while maintaining ample liquidity without the need to raise additional equity capital.”

Quarterly Financial Highlights ($ in millions)

	2Q22	3Q22	4Q22	1Q23	2Q23
GAAP Operating Revenues, Net	$45.8	$56.8	$59.6	$58.9	$61.2
% Change vs. prior year period	23%	41%	45%	38%	34%
Non-GAAP Operating Revenues*	$47.0	$58.6	$61.8	$60.6	$62.4
% Change vs. prior year period	22%	41%	46%	39%	33%
Non-GAAP Variable Profit Margin*	39%	42%	41%	56%	53%
GAAP Net Loss	($27.1)	($47.5)	($21.5)	($14.0)	($22.6)
Adjusted EBITDA (Loss)*	($28.5)	($28.5)	($11.8)	($4.5)	($13.1)

*	See reconciliation of the non-GAAP measures at the end of the press release.

Second Quarter 2023 Operating Highlights (vs. Q2 2022)

•

New Members increased 5% to 739,000 while reducing customer acquisition cost by ~31%. Excluding $1.4 million of corporate marketing spend related to a branding refresh, as well as the development of TV and radio advertising that will air in the third quarter and onwards, customer acquisition cost declined by ~38%.

•	Monthly Transacting Members (“MTMs”) increased 26% to 1.9 million. Transactions per MTM increased 27% to 5.7.

•	ExtraCash originations increased 43% to $867 million, while the 28-Day delinquency rate improved 84 basis points to 2.83%.

•	Dave Debit Card spend increased 77% to $304 million compared to $171 million.

•	For a full review of the Company’s KPIs, please refer to the Company’s Q2 2023 Earnings Presentation which can be found here.

Liquidity Summary

The Company had $178 million of cash and cash equivalents, marketable securities, short-term investments and restricted cash as of June 30, 2023. This compares to $196 million as of March 31, 2023. This decrease in available liquidity was driven largely by growth in ExtraCash receivables funded with existing balance sheet cash.

2023 Financial Outlook

For fiscal year 2023:

•	Dave continues to expect Non-GAAP operating revenue between $235 million - $260 million, reflecting annual growth of 11% - 23%;

•

Dave is raising its Non-GAAP variable profit margin outlook to 47% - 51%, representing a 400 basis point increase from the Company’s previously issued guidance of 43% - 47%, based on the sustainability of improvements made to the Company’s variable cost structure; and

•

Dave continues to expect Adjusted EBITDA (Loss) between ($50) million - ($35) million, improving approximately 43% - 60% from 2022. This includes the impact of a $4 million legal settlement related to a 2020 data breach that was expensed in Q2 2023.

Dave CFO Kyle Beilman commented: “Q2 results were in-line with the expectations we set last quarter. Variable profit growth was more than double our revenue growth given the improvements we’ve made to our variable cost structure, and we more than halved Adjusted EBITDA Loss compared to the prior year period. Excluding a one-time $4 million legal settlement booked during Q2, Adjusted EBITDA Loss would have improved by nearly 70%. Consistent with the expectations we set, loss provision normalized from the seasonally strongest first quarter and we ramped marketing spend to capitalize on seasonal demand for ExtraCash. Overall, we remain on track to achieve our full year guidance for the year and turn Adjusted EBITDA profitable in 2024.”

Conference Call

The Company will host a conference call at 4:30 p.m. Eastern time on Tuesday, August 8, 2023, to discuss the results for its second quarter ended June 30, 2023.

Dave management will host the conference call, followed by a question-and-answer period. The conference call details are as follows:

Date: Tuesday, August 8, 2023

Time: 4:30 p.m. Eastern time

Dial-in registration link: here

Live webcast registration link: here

The conference call will also be available for replay in the Events section of the Company’s website, along with the transcript, at https://investors.dave.com.

If you have any difficulty registering for or connecting to the conference call, please contact Elevate IR at DAVE@elevate-ir.com.

About Dave

Dave (Nasdaq: DAVE) is a leading U.S. neobank and fintech pioneer serving millions of everyday Americans. Dave uses disruptive technologies to provide best-in-class banking services at a fraction of the price of incumbents. Dave partners with Evolve Bank & Trust, member FDIC. For more information about the company, visit: www.dave.com. For investor information and updates, visit: investors.dave.com and follow @davebanking on Twitter.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the quotations of our Chief Executive Officer and Chief Financial Officer relating to Dave’s future performance and growth, fiscal year 2023 guidance, expected timing of meeting Adjusted EBITDA profitability, plans for marketing spend and other statements about future events. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: the ability of Dave to compete in its highly competitive industry; the ability of Dave to keep pace with the rapid technological developments in its industry and the larger financial services industry; the ability of Dave to manage its growth as a public company; disruptions to Dave’s operations as a result of becoming a public company; the ability of Dave to remediate material weaknesses in Dave’s internal controls over financial reporting and maintain an effective system of internal control over financial reporting; the ability of Dave to protect intellectual property and trade secrets; changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business; the ability to attract or maintain a qualified workforce; level of product service failures that could lead Dave members to use competitors’ services; investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings; the possibility that Dave may be adversely affected by other economic, business, and/or competitive factors; and those factors discussed in Dave’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023 and subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors,” filed with the SEC and other reports and documents Dave files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Dave undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Non-GAAP Financial Information

This press release contains references to Adjusted EBITDA, non-GAAP operating revenues, non-GAAP variable operating expenses, non-GAAP variable profit and non-GAAP variable profit margin of Dave, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted EBITDA as net loss attributable to Dave before the impact of interest income or expense, provision/(benefit) for income taxes, depreciation and amortization, and adjusted to exclude legal settlement and litigation expenses, other non-recurring strategic financing and transaction expenses, stock-based compensation expense, and certain other non-core items. The Company defines and calculates non-GAAP operating revenues as operating revenues, net excluding direct loan origination costs, ATM fees, and interchange fees. The Company defines and calculates non-GAAP variable operating expenses as operating expenses excluding non-variable operating expenses. The Company defines non-variable operating expenses as all advertising and marketing operating expenses, compensation and benefits operating expenses, and certain operating expenses (legal, rent, technology/infrastructure, depreciation, amortization, charitable contributions, other operating expenses, upfront Member account activation costs and upfront Dave Banking expenses). The Company defines and calculates non-GAAP variable profit as non-GAAP operating revenues excluding non-GAAP operating expenses. The Company defines and calculates non-GAAP variable profit margin as non-GAAP variable profit as a percent of non-GAAP operating revenues.

These non-GAAP financial measures may be helpful to the user in assessing our operating performance and facilitate an alternative comparison among fiscal periods. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Refer to the section further below for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three and six months ended June 30, 2023 and 2022.

Certain Other Terms

Dave defines Net New Members as the number of new Members who join the Dave platform in a given period by connecting an existing bank account to the Dave service or by opening a new Dave Banking account, net of the number of accounts deleted by Members or closed by the Company in the same period. Total Members is defined as the number of unique Members that have either connected an existing bank account to the Dave service or have opened a Dave Banking account, less the number of accounts deleted by Members or closed by Dave, as measured at the end of a period. The number of Monthly Transacting Members represents the unique number of Members who have made a funding, spending, ExtraCash or subscription transaction within a particular month, measured as the average over a given period. Transactions Per Monthly Transacting Member measures the average number of transactions initiated per Monthly Transacting Member in each month, measured as the average over a given period.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

DAVE@elevate-ir.com

Media Contact

Kira Sarkisian

press@dave.com

DAVE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating revenues:
Service based revenue, net	$55.0	$43.0	$107.6	$82.3
Transaction based revenue, net	6.2	2.8	12.6	6.1

Total operating revenues, net	61.2	45.8	120.2	88.4
Operating expenses:
Provision for credit losses	15.9	13.9	27.9	27.6
Processing and servicing costs	7.2	7.6	14.4	14.1
Advertising and marketing	15.0	20.8	24.5	33.0
Compensation and benefits	23.9	39.1	48.3	57.0
Other operating expenses	20.2	17.4	38.5	32.3

Total operating expenses	82.2	98.8	153.6	164.0

Other expenses (income):
Interest expense, net	1.4	1.6	3.2	3.2
Other strategic financing and transactional expenses	—	1.9	—	2.8
Changes in fair value of earnout liabilities	—	(7.6)	—	(9.6)
Gain on extinguishment of liability	—	(4.3)	—	(4.3)
Changes in fair value of derivative asset on loans to stockholders	—	—	—	5.6
Changes in fair value of public and private warrant liabilities	0.2	(17.5)	—	(13.5)

Total other expenses	1.6	(25.9)	3.2	(15.8)

Net loss before provision for income taxes	(22.6)	(27.1)	(36.6)	(59.8)

Provision for income taxes	—	—	—	0.1

Net loss	$(22.6)	$(27.1)	$(36.6)	$(59.9)

DAVE INC.

RECONCILIATION OF OPERATING REVENUES, NET TO NON-GAAP OPERATING REVENUES

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating revenues, net	$61.2	$45.8	$120.2	$88.4
ExtraCash origination and ATM-related costs	1.2	1.2	2.9	2.3

Non-GAAP operating revenues	$62.4	$47.0	$123.1	$90.7

RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses	$82.2	$98.8	$153.6	$164.0
Non-variable operating expenses	(52.7)	(70.3)	(97.5)	(109.6)

Non-GAAP variable operating expenses	$29.5	$28.5	$56.1	$54.4

CALCULATION OF NON-GAAP VARIABLE PROFIT

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Non-GAAP operating revenues	$62.4	$47.0	$123.1	$90.7
Non-GAAP variable operating expenses	(29.5)	(28.5)	(56.1)	(54.4)

Non-GAAP variable profit	$32.9	$18.5	$67.0	$36.3

Non-GAAP variable profit margin	53%	39%	54%	40%

DAVE INC.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(22.6)	$(27.1)	$(36.6)	$(59.9)
Interest expense, net	1.4	1.6	3.2	3.2
Provision for income taxes	—	—	—	0.1
Depreciation and amortization	1.3	1.6	2.4	2.7
Stock-based compensation	6.6	22.9	13.4	26.0
Other strategic financing and transactional expenses	—	1.9	—	2.8
Changes in fair value of earnout liabilities	—	(7.6)	—	(9.6)
Gain on extinguishment of liability	—	(4.3)	—	(4.3)
Changes in fair value of derivative asset on loans to stockholders	—	—	—	5.6
Changes in fair value of public and private warrant liabilities	0.2	(17.5)	—	(13.5)

Adjusted EBITDA	$(13.1)	$(28.5)	$(17.6)	$(46.9)

DAVE INC.

LIQUIDITY AND CAPITAL RESOURCES

(in millions)

(unaudited)

	June 30, 2023	December 31, 2022
Cash, cash equivalents and restricted cash	$50.1	$23.7
Marketable securities	3.2	0.3
Short-term investments	125.1	168.8
Working capital	249.1	272.2
Total stockholders’ equity	84.1	106.6